EXHIBIT 21

                       BANKERS TRUST NEW YORK CORPORATION
                         SUBSIDIARIES OF THE REGISTRANT
                                DECEMBER 31, 1996

                  Subsidiary(1)                      State of Incorporation
                  -------------                      ----------------------

         Bankers Trust Company                               New York
         BT Securities Corporation                           Delaware
         BT Holdings (NY) Inc.                               New York
         Bankers Trust (Delaware)                            Delaware
         BT (Pacific) Delaware                               Delaware

All other subsidiaries of the Corporation, in the aggregate, would not constitute a significant subsidiary, as defined.

(1) Subsidiaries' names listed hereon are names under which such subsidiaries do business.